 Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
FISCAL 2016 FOURTH QUARTER AND YEAR-END RESULTS

Company to host conference call on August 4, 2016, at 11:00 a.m. ET

Financial and Operational Highlights

 ●
During the FY 2016 fourth quarter, combined enrollment in continuing education/workforce development, graduate, and doctoral programs increased 159.0% from the FY 2016 third quarter and 62.7% from the FY 2015 fourth quarter, respectively. Enrollment by total headcount for the FY 2016 fourth quarter (spring 2016 term) increased 7.0% from the FY 2016 third quarter (winter 2015-16 term) but decreased 14.0% from the prior-year period, to 8,185 students as of May 31, 2016.
  ●
Balance sheet at May 31, 2016, included cash and cash equivalents and investments of $25.8 million; taxes receivable of $3.4 million, working capital of $25.5 million; no outstanding lending debt; and stockholders’ equity of $40.4 million, or approximately $1.67 per diluted share.
  ●
FY 2016 fourth quarter total revenues were $23.0 million, compared to $28.9 million in the prior-year period. The Company’s academic segment’s revenue was $22.8 million in the FY 2016 fourth quarter, compared to $28.6 million in the prior-year period.
  ●
FY 2016 fourth quarter net loss attributable to the Company was $1.0 million, compared to net income attributable to the Company of $0.3 million in the prior-year period, primarily as a result of decreased revenues on lower enrollment and fixed educational services expenditures.
  ●
FY 2016 annual revenues were $96.1 million, compared to $117.9 million in the prior year. The Company’s academic segment’s revenue was $95.0 million, compared to $116.3 million in the prior year.
  ●
FY 2016 annual net loss attributable to the Company was $5.3 million, compared to net income attributable to the Company of $6.7 million in the prior year, primarily as a result of the aforementioned lower enrollment and fixed SG&A expenses.
  ●
The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 30, 2016, which was paid on July 8, 2016.

Rapid City, South Dakota, August 3, 2016 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its fiscal 2016 fourth quarter and audited financial results for the year ended May 31, 2016.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, stated, “We made progress on our various strategic initiatives focused on long-term growth despite a number of challenges facing the industry on the regulatory and economic fronts during FY 2016. I am confident that NAUH is well positioned to meet the needs of students in the ever-changing landscape. We remain committed to serving students and, in that regard, signed an agreement with Westwood College to teach out students at its two Denver, Colorado, ground campuses and its online campus. In recent months, NAU has also accepted transfers from Wright Career College, which operated five campuses in the states of Kansas, Nebraska, and Oklahoma until its closure in April 2016. And most recently, we have signed a memorandum of understanding with Brown Mackie College to facilitate the transfer of its students. Given the overlap in geographic presence with these institutions and excess capacity across our system, we believe NAU will be able to effectively transition and support affected students who wish to continue pursuing their areas of study. We have begun working with students from these institutions and expect our student enrollments will continue to be impacted by institutions that decide to discontinue operations.”

Dr. Shape continued, “We continued to make progress on our efforts to provide online degree programs to students in Canada. We are accepting enrollments from students at Canadian institutions with which NAU partners and continue to build the infrastructure that will allow us to scale our efforts while maintaining the compliance requirements of Canadian regulatory authorities. Currently, NAU has online students enrolled from six of the 10 provinces. I am very pleased to share that we have also received the long-awaited approvals for the 17 new academic programs we developed last spring in the business, healthcare, and transportation services sectors. NAU introduced the first of these programs this summer term and expect our continued investment in our academic offerings will help drive enrollment growth over the long term. In the FY 2016 fourth quarter, we achieved our first winter-to-spring term enrollment increase since spring 2012. Enrollment for the spring 2016 term increased 7.0% from the winter 2015-16 term to 8,185 students. We attribute this increase to our continued focus on our consistently strong national brand recognition and the effective implementation of our strategic initiatives.”

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August 3 2016

Dr. Shape concluded, “In FY 2016, we continued evaluating our operational efficiencies, aligning expense reductions with revenue expectations to ensure we were supporting the operational goals of the Company. In this regard, we discontinued ground operations at our Denver, Colorado, Tigard, Oregon, and Weldon Spring, Missouri, locations, making sure that the students that were being served by these locations were still fully supported by other resources, such as our online operations. As we enter FY 2017, we will continue to look at ways in which we can leverage our operating flexibility, keeping in mind the specific set of metrics we have in place to preserve the quality and support of our institution. We remain committed to providing valuable academic opportunities to the increasingly underserved student population of working adults.”

Operating Review

Enrollment Update

Total NAU student enrollment for the spring 2016 term decreased 14.0% to 8,185 students from 9,519 during the prior spring term. Students enrolled in 66,008 credit hours compared to 80,396 credit hours during the prior spring term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at May 31, 2016, and May 31, 2015, by degree level and by instructional delivery method:

	May 31, 2016 (Spring ’16 Term)		May 31, 2015 (Spring ’15 Term)
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	972	11.9%	519	5.4%
Doctoral	87	1.1%	78	0.8%
Graduate	324	4.0%	253	2.7%
Undergraduate & Diploma	6,802	83.1%	8,669	91.1%

Total	8,185	100.0%	9,519	100.0%

	May 31, 2016		May 31, 2015
	No. of Students	% of Total	No. of Students	% of Total
Online	4,868	59.5%	5,929	62.3%
On-Campus	2,400	29.3%	2,182	22.9%
Hybrid	917	11.2%	1,408	14.8%

Total	8,185	100.0%	9,519	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in and development of multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1.2% of the Company’s revenues for the quarter ended May 31, 2016.

Fiscal 2016 Fourth Quarter Financial Results

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August 3 2016

●
Total revenues for the FY 2016 fourth quarter were $23.0 million, compared to $28.9 million in the same period last year. The academic segment’s total revenue was $22.8 million, compared to $28.6 million in the prior-year period. This decrease in academic segment revenues was primarily a result of a decrease in enrollment, which was driven by weaker market demand among NAU’s targeted student demographic, but was partially offset by a Board of Governors-approved tuition increase of approximately 2.5% that became effective in the fall term.
●
For the FY 2016 fourth quarter, educational services expense was $6.8 million, or 29.7% of the academic segment’s total revenue, compared to $7.0 million, or 24.5%, for the FY 2015 fourth quarter. The increase in cost of educational services as a percentage of total academic revenue was the result of fixed faculty costs on lower revenues.

Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.
●
During the FY 2016 fourth quarter, SG&A expenses decreased to $16.7 million, or 72.3% of total revenues, from $19.5 million, or 67.4%, in the prior-year period.
●
Loss before income taxes and non-controlling interest for the FY 2016 fourth quarter was $1.6 million, compared to income before income taxes and non-controlling interest of $0.8 million in the same period last year, primarily as a result of decreased revenues on lower enrollment.
●
Net loss attributable to the Company for the FY 2016 fourth quarter was $1.0 million, or $0.04 per diluted share based on 24.1 million shares outstanding, compared to net income attributable to the Company of $0.3 million, or $0.01 per diluted share based on 25.2 million shares outstanding, in the prior-year period.
●
Losses before interest, tax, and depreciation and amortization (“LBITDA”) for the FY 2016 fourth quarter were $0.08 million, compared to EBITDA of $2.5 million in the prior-year period. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

Fiscal 2016 Financial Results

●
Total revenues for FY 2016 were $96.1 million, compared to $117.9 million in FY 2015. The academic segment’s total revenue was $95.0 million, compared to $116.3 million in the prior fiscal year, as a result of the 14.0% decrease in enrollment, which was partially offset by a 2.5% tuition increase. The Company believes it will achieve increased revenue growth as it continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives.
●
NAU’s educational services expense for FY 2016 was $26.2 million, or 27.5% of the academic segment’s total revenue, compared to $28.6 million, or 24.6%, in the prior fiscal year. The increase in cost of educational services as a percentage of total academic revenue was the result of fixed faculty costs on lower revenues.
●
During FY 2016, SG&A expenses decreased 1.6% to $72.2 million, or 75.1% of total revenues, from $73.3 million, or 62.2%, in the prior fiscal year. The decrease was driven by cost-cutting initiatives to better align expenditures with current enrollments, which were partially offset by one-time reversals of $0.7 million in 401(k) expense and $1.5 million in non-cash compensation expense related to performance-based restricted stock awards in the prior-year period. There were additional one-time SG&A impacts that created $2.4 million in unfavorable year-over-year comparisons related to gains and losses associated with disposition of property.
●
Loss before income taxes and non-controlling interest for FY 2016 was $8.2 million, compared to income before income taxes and non-controlling interest of $11.2 million in the prior fiscal year, primarily as a result of decreased revenues on relatively steady SG&A expenses.
●
Net loss attributable to the Company during FY 2016 was $5.3 million, or $0.22 per diluted share based on 24.7 million shares outstanding, compared to net income attributable to the Company of $6.7 million, or $0.27 per diluted share based on 25.2 million shares outstanding, in the prior fiscal year.
●
LBITDA for FY 2016 were $1.8 million, compared to EBITDA of $18.1 million in the prior fiscal year. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

National American University Holdings Inc.	Page 4
August 3 2016

Balance Sheet Highlights
(in millions except for percentages)	5/31/2016	5/31/2015	% Change
Cash and Cash Equivalents/Investments$	$25.8	27.4	(5.7)%
Working Capital	25.5	34.6	(26.4)%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	40.4	52.5	(23.2)%

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 30, 2016, that was paid on July 8, 2016.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on Thursday, August 4, 2016, at 11:00 a.m. ET.

The dial-in numbers are:
(877) 407-9078 (U.S.)
(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast
The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://investors.national.edu. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q4-2016.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which the Company expects to file on August 5, 2016, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

National American University Holdings Inc.	Page 5
August 3 2016

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn
415-568-2255
csohn@equityny.com

Adam Prior
212-836-9606
aprior@equityny.com

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August 3 2016

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND YEARS ENDED MAY 31, 2016 AND 2015
(In thousands, except share and per share amounts)

	Three Months Ended May 31,		Year Ended May 31,	
	2016	2015	2016	2015
REVENUE:				
Academic revenue	$ 21,316	$ 26,498	$ 88,697	$ 108,360
Auxiliary revenue	1,452	2,080	6,306	7,920
Rental income — apartments	279	288	1,110	1,164
Condominium sales	0	0	0	447
Total revenue	23,047	28,866	96,113	117,891
OPERATING EXPENSES:				
Cost of educational services	6,772	7,014	26,152	28,551
Selling, general and administrative	16,672	19,462	72,152	73,301
Auxiliary expense	1,077	1,485	4,667	5,629
Cost of condominium sales	0	0	0	368
Loss (gain) on disposition of property	1	(32)	735	(1,710)
Total operating expenses	24,522	27,929	103,706	106,139
OPERATING (LOSS) INCOME	(1,475)	937	(7,593)	11,752
OTHER INCOME (EXPENSE):				
Interest income	25	20	87	148
Interest expense	(216)	(220)	(870)	(891)
Other income — net	45	40	178	178
Total other expense	(146)	(160)	(605)	(565)
(LOSS) INCOME BEFORE INCOME TAXES	(1,621)	777	(8,198)	11,187
INCOME TAX BENEFIT (EXPENSE)	660	(509)	2,894	(4,433)
NET (LOSS) INCOME	(961)	268	(5,304)	6,754
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(9)	(12)	(44)	(38)
NET (LOSS) INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	(970)	256	(5,348)	6,716
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX				
Unrealized (losses) gains on investments, net of tax	2	(1)	(1)	2
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$ (968)	$ 255	$ (5,349)	$ 6,718
Basic net (losses) earnings per share attributable to National American University	$ (0.04)	$ 0.01	$ (0.22)	$ 0.27
Diluted net (losses) earnings per share attributable to National American University	$ (0.04)	$ 0.01	$ (0.22)	$ 0.27
Basic weighted average shares outstanding	24,099,834	25,187,608	24,651,521	25,160,729
Diluted weighted average shares outstanding	24,099,834	25,209,615	24,651,521	25,165,732

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August 3 2016

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MAY 31, 2016 AND 2015
(In thousands, except share and per share amounts)

	May 31, 2016	May 31, 2015
ASSETS		
CURRENT ASSETS:		
Cash and cash equivalents	$ 21,713	$ 23,300
Available for sale investments	4,117	4,102
Student receivables — net of allowance of $723 and $1,583 at May 31, 2016 and May 31, 2015, respectively	3,011	14,358
Other receivables	375	1,195
Income taxes receivable	3,448	0
Deferred income taxes	1,907	2,335
Prepaid and other current assets	2,078	2,151
Total current assets	36,649	47,441
Total property and equipment - net	31,273	36,390
OTHER ASSETS:		
Condominium inventory	621	385
Land held for future development	312	312
Course development — net of accumulated amortization of $3,051 and $2,760 at May 31, 2016 and May 31, 2015, respectively	817	804
Other	998	1,212
Total other assets	2,748	2,713
TOTAL	$ 70,670	$ 86,544
LIABILITIES AND STOCKHOLDERS' EQUITY		
CURRENT LIABILITIES:		
Current portion of capital lease payable	$ 285	$ 244
Accounts payable	2,913	3,246
Dividends payable	1,090	1,139
Income taxes payable	110	1
Deferred income	1,649	1,459
Accrued and other liabilities	5,115	6,746
Total current liabilities	11,162	12,835
DEFERRED INCOME TAXES	2,144	3,283
OTHER LONG-TERM LIABILITIES	5,432	6,047
CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	11,567	11,853
COMMITMENTS AND CONTINGENCIES		
STOCKHOLDERS' EQUITY:		
Common stock, $0.0001 par value (50,000,000 authorized; 28,472,129 issued and 24,140,972 outstanding as of May 31, 2016; 28,262,241 issued and 25,191,414 outstanding as of May 31, 2015)	3	3
Additional paid-in capital	58,893	58,336
Retained earnings	4,012	13,751
Treasury stock, at cost (4,331,157 shares at May 31, 2016 and 3,070,827 shares at May 31, 2015)	(22,477)	(19,455)
Accumulated other comprehensive loss, net of taxes - unrealized loss on available for sale securities	(2)	(1)
Total National American University Holdings, Inc. stockholders' equity	40,429	52,634
Non-controlling interest	(64)	(108)
Total stockholders' equity	40,365	52,526
TOTAL	$ 70,670	$ 86,544

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August 3 2016

	Three Months Ended May 31,		Year Ended May 31,
	2016	2015	2016	2015
	(dollars in thousands)
Net (Loss) Income attributable to the Company	$(970)	$256	$(5,348)	$6,716
Income attributable to non-controlling interest	9	12	44	38
Interest Income	(25)	(20)	(87)	(148)
Interest Expense	216	220	870	891
Income Tax Expense (Benefit)	(660)	509	(2,894)	4,433
Depreciation and Amortization	1,354	1,491	5,596	6,127

EBITDA (LBITDA)	$(76)	$2,468	$(1,819)	$18,057

EBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.